Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is made effective as of [________] (the “Amendment Effective Date”), by and between Surface Oncology, Inc., a Delaware corporation (the “Company”), and [________] (the “Executive”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of [________] (the “Employment Agreement”); and

WHEREAS, the Company and the Executive wish to amend certain provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Section 4(b) of the Employment Agreement is hereby amended and restated in its entirety to ready as follows:

“Change in Control Period. “Change in Control Period” means the period beginning on the date that is six months prior to a Change in Control and ending on the one-year anniversary of the Change in Control.”

2. The following is inserted as a new Section 4(d), with the existing Section 4(d) being renumbered as Section 4(e):

(d) “Payment Trigger Date” means the later of (i) the Date of Termination, (ii) the effective date of the Separation Agreement and Release (as defined herein), and (iii) consummation of a Change in Control occurring during the Change in Control Period.

3. The first paragraph of Section 6 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“Severance and Accelerated Vesting if a Qualified Termination Event Occurs within the Change in Control Period. In the event a Qualified Termination Event occurs within the Change in Control Period, subject to (i) the Executive signing and complying with a separation agreement in a form and manner satisfactory to the Company containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, non-disparagement, a reaffirmation of the Executive’s Continuing Obligations (as defined below) and, in the Company’s sole discretion, a one year noncompetition provision (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within the time period set forth in the Separation Agreement and Release but in no event more than 60 days after the Date of Termination (which may include a seven (7) business day revocation period), the Company will provide the below payments and benefits (the “Change in Control Severance Benefits”). For the avoidance of doubt, (x) in no event will the Executive be entitled to both the severance benefits under Section 7 and the Change in Control Event Severance Benefits under this Section 6, (y) if the Company has commenced providing severance benefits to the Executive under Section 7 prior to the date that the Executive becomes eligible to receive Change in Control Severance Benefits under this Section 6, any severance benefits previously provided to the Executive under Section 7 shall reduce the Change in Control Severance Benefits to be provided under this Section 6, and (z) in order to effectuate the provisions of Section 6(c), the termination or forfeiture of the unvested portion of any time-based equity awards that would otherwise occur on the Date of Termination (or the termination or forfeiture of the vested, but unexercised time-based equity awards that would otherwise occur at the end of the applicable post-termination exercise period) in the absence of this Agreement will be delayed until the later of the effective date of the Separation Agreement and Release or a Change in Control and will only occur if the vesting pursuant to Section 6(c) does not occur due to either the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein or, in the case the Date of Termination occurs prior to a Change in Control, the Change in Control does not occur within six months following the Date of Termination. The Change in Control Severance Benefits are as follows:”

4. Section 6(c) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(c) 100% of all time-based equity awards held by the Executive shall accelerate and become fully exercisable or nonforfeitable as of the Payment Trigger Date.”

5. All other provisions of the Employment Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Employment Agreement except to the extent specifically provided for herein.

6. This Amendment shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

7. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Effective Date.

SURFACE ONCOLOGY, INC.

By:
Its:

EXECUTIVE

[Name]